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                                                                    Exhibit 99.1

Press Release
For Immediate Release

                         SECURITY CAPITAL PACIFIC TRUST
                                   ANNOUNCES
             SHAREHOLDER APPROVAL OF HOMESTEAD VILLAGE(R) SPIN-OFF


     September 12, 1996 - Security Capital Pacific Trust (New York Stock Exchange Symbol: PTR) today announced that holders of approximately 83.49% of its common shares voted to approve the merger and distribution agreement under which its Homestead Village(R) properties will be spun off to a newly formed company, Homestead Village Incorporated (Homestead). Less than 1% of PTR shareholders voted against the merger and distribution agreement. The transaction is expected to close in October 1996, subject to the conditions contained in the merger and distribution agreement.

     Following the closing, PTR will distribute an aggregate of 9,485,727 shares of Homestead common stock plus warrants to purchase an additional 6,363,789 shares of Homestead common stock to holders of PTR common shares as of the distribution record date. The distribution record date will be based on the actual closing date of the merger transaction. Both Homestead common stock and warrants have been approved for listing on the American Stock Exchange.

     Under the terms of the merger and distribution agreement between PTR, Security Capital Atlantic Incorporated (ATLANTIC) and Security Capital Group Incorporated (SCG), Homestead will receive a total of 80 Homestead Village properties as well as the Homestead Village trademark and operating systems. In return, PTR and its shareholders will own 63.21% of Homestead, ATLANTIC and its shareholders will own 28% of Homestead and SCG will own 8.79% of the new company.

     David C. Dressler Jr., Chairman of Homestead, said, "Demand for purpose-built, extended-stay properties will rise as the result of increased consumer awareness of the product, employee mobility and cost-conscious business travel. We believe Homestead Village has the potential for significant growth. We have been operating Homestead properties since 1992. As a result, we have people and operating systems in place to provide exceptional value and superior customer service."

     Homestead will be an internally managed corporation focused on maximizing shareholder value by becoming the preeminent developer, owner and operator of moderate-priced extended-stay facilities across the United States. Homestead is currently conducting a national roll-out of its product. "Homestead has made excellent progress in expanding its portfolio beyond the 80 properties contributed by PTR and ATLANTIC. We are currently processing entitlements on 39 additional sites we have under contract, bringing our pipeline to 119 properties completed or under development. In addition, our development staff of 55 professionals is currently reviewing additional development opportunities in 29 cities," Mr. Dressler said. Homestead's target market is national, focusing on major metropolitan areas, such as San Francisco, with seven Homestead Village sites under development, and Washington, D.C., which currently has nine development sites.
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     Designed primarily for professionals on temporary work assignment, relocating to another city or in job-related training, Homestead Village provides the extended-stay guest with 260 to 325 square feet of fully furnished living space, kitchen facilities with full-sized refrigerator, microwave, sink and cooktop, weekly housekeeping service, individual voice mail and dataport, and coin-operated laundry facilities. Rates at Homestead range from $189 to $289 a week, compared to $550 a week for traditional extended-stay hotels.

     PTR is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily properties in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. As of July 31, 1996, PTR's portfolio included 44,582 operating multifamily units, 7,237 units under construction and an estimated 8,988 units in planning. In addition, PTR owns land for future development of an expected 4,093 units.


FOR MORE INFORMATION, CONTACT:      K. Scott Canon
                                    (800) 982-9293
                                         or
                                    Gerard de Gunzburg
                                    (212) 838-9292